EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-130082 on Form S-8 of CSB Bancorp, Inc. and in the Registration Statement on Form S-8 of The Commercial & Savings Bank 401(k) Retirement Plan of our report dated March 1, 2018, relating to our audit of the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K of CSB Bancorp, Inc. for the year ended December 31, 2017.

/s/ S.R. Snodgrass P.C.

Cranberry Township, Pennsylvania
March 16, 2018